CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES®

With Maturities of 9 months or more from Date of Issue

Registration No.  333-124310

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  710 (Preliminary)

(To Prospectus Supplement dated July 7, 2005 &

  Prospectus dated May 13, 2005)                                                                                     Settle Date:   01/12/06

The Date of this Pricing SupplementJanuary 3, 2006

                                                                                                                     SUBJECT TO REDEMPTION OR PAYMENT

                                                                                                                                Date and terms of redemption or

                                                Interest                                                                    repayment (including any

Payment                                                                applicable regular or special                   Survivor        Price to

Interest Rate(1)                   Frequency(2)                       Maturity              record dates)                                                   Option           Public (3)       Yield(4)

      5.35%                              Quarterly                        01/15/2016         Callable at 100% beginning  01/15/08          YES              100%               5.585

                                                                                                                              and quarterly thereafter

                                                                                                     Day               Discounts &

Moody’s/S&P rating                                CUSIP         Count       Commissions                           Dealer

     A2/A                                                14911QS77         30/360                     1.50%      ABN AMRO Inc.

Original Issue Discount Note:                                                                                                              Total Amount of OID:

____ Yes        X    No                                                                                                                                  N/A

All offerings are subject to Prior Sale

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.   Prior to the issuance of the PowerNotes® covered by this  Pricing Supplement, $807.591 mm principal amount of PowerNotes® remain    available for sale pursuant to the accompanying Prospectus Supplement.

1st payment date on 04/15/2006

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

Yields are quoted on a semi-annual bond equivalent yield basis.